CORINDUS VASCULAR ROBOTICS, INC. 8-K

Exhibit 99.1

Corindus Receives FDA Clearance for CorPath® GRX System in Peripheral Vascular Interventions

Expanded Indication Extends Robotic Precision to Broader Patient Base with Vascular Disease

Waltham, MA – February 20, 2018 – Corindus Vascular Robotics, Inc. [NYSE American: CVRS], a leading developer of precision vascular robotics, announced today that it received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for use of its CorPath GRX System in peripheral vascular interventions. The CorPath System is the first and only FDA-cleared medical device to bring robotic precision to both percutaneous coronary intervention (PCI) and peripheral vascular intervention (PVI) procedures.

The advanced CorPath GRX System broadens the capabilities of the CorPath robotic technology platform from exclusively treating coronary artery disease (CAD) to include peripheral artery disease (PAD). It is estimated that 8.5 million people in the United States are living with PAD, a disease of blood vessels outside the heart that commonly affects arteries carrying blood to the lower extremities. In 2017, peripheral procedures were estimated to be a $3.4 billion market, and it is estimated that by 2020, one million PAD procedures will be performed annually in the U.S.1,2

"My colleagues and I have seen first-hand how CorPath GRX can overcome the challenges of manual PCI and I am excited to apply the capabilities of robotics to effectively treat PAD patients," said Alan Lumsden, M.D., Chief of the Department of Cardiovascular Surgery at Houston Methodist Hospital. "As a training site for future robotic interventionalists, I look forward to teaching these techniques to further enhance the quality of care for patients with both CAD and PAD."

"CorPath GRX enables me to provide transformational treatment options to my patients suffering from PAD," said Joseph Ricotta, M.D., Medical Director of Vascular Surgery and Endovascular Therapy, Tenet Healthcare, Professor of Surgery, Charles E Schmidt College of Medicine, FAU. "As a long-time adopter of robotics, I am passionate about the opportunity this technology presents to advance endovascular care while providing a safer work environment for healthcare providers."

Mark Toland, President and Chief Executive Officer of Corindus, stated, "The ability to treat patients with PAD using CorPath GRX is a significant step for Corindus as we expand the usage of our technology beyond PCI. The new indication aligns with our objective to provide more patients access to the benefits of precise robotic treatment while protecting healthcare professionals from harmful radiation during lengthy PVI procedures. We will continue to improve upon our technology platform with a keen focus on providing physicians the tools necessary to enhance patient care across the spectrum of interventional medicine."

About Corindus Vascular Robotics

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted vascular interventions. The company's CorPath® System is the first FDA-cleared medical device to bring robotic precision to percutaneous coronary and percutaneous vascular procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance guide catheters, stents, and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. CorPath GRX is the second generation robotic-assisted PCI technology offering enhancements to the platform by adding important key upgrades that increase precision, improve workflow, and extend the capabilities and range of procedures that can be performed robotically. With the CorPath System, Corindus Vascular Robotics brings robotic precision to interventional procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement during manual procedures. Corindus stands behind its product with its unique $1,000 hospital credit "One Stent Program."  For additional information, visit www.corindus.com, and follow @CorindusInc.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control.

Examples of such statements include statements relating to Corindus’ ability to successfully expand the usage of the CorPath GRX System for peripheral artery disease (PAD) and the anticipated size of the PAD market.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the sections titled "Risk Factors" in the company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, including, but not limited to the following: the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. More information is available on Corindus' website at http://www.corindus.com.

1 Millennium Research Group 2013 Peripheral Vascular Devices US 2013 Market Analysis RPUS 11PV14 p 98.

2 cdc.gov/PAD.

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Media Contacts:

Corindus Vascular Robotics, Inc.

Kate Stanton

(508) 653-3335 ext. 200

kate.stanton@corindus.com

Investor Contact:

Lynn Pieper Lewis

415-937-5402

ir@corindus.com